                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  February 18, 1999
                                                 ------------------------------

               United States Satellite Broadcasting Company, Inc.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

          Minnesota                        0-27492                41-1407853
-------------------------------    -----------------------   ------------------
(State or Other Jurisdiction of   (Commission File Number)     (IRS Employer
       Incorporation)                                        Identification No.)

3415 University Avenue, Saint Paul, Minnesota                         55114
--------------------------------------------------------------------------------
                 (Address of Principal Executive Offices)          (Zip Code)

Registrant's telephone number, including area code    (651) 645-4500
                                                    ----------------------------



--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

This Current Report on Form 8-K includes the following information as of or for the Year Ended December 31, 1998:

    Item 5:

        Management's Discussion and Analysis of Financial Condition and Results of Operations

        Legal Proceedings

    Exhibit 99.1   Selected Financial Data

    Exhibit 99.2 Consolidated Financial Statements and Report of Independent Public Accountants

                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.  OTHER EVENTS.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

     The Company believes that forward-looking statements contained in this Report on Form 8-K (statements which are phrased in terms of anticipation, expectation, belief or the like or which refer to future events, developments or conditions) are "forward-looking statements" within the meaning of and are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty. There are certain important factors that could cause results to differ materially from those anticipated by the statements made in this Report. Several of these factors are discussed under the headings "Overview" and "Risk Factors" below.

     AGREEMENT AND PLAN OF MERGER

     The Company has entered into an Agreement and Plan of Merger dated as of December 11, 1998 (the "Merger Agreement") with General Motors Corporation, a Delaware corporation ("GM"), and its subsidiary, Hughes Electronics Corporation, a Delaware corporation ("Hughes"), pursuant to which, if certain conditions are satisfied, the Company will be merged with and into Hughes (the "Merger"). The Merger, which is subject to regulatory and shareholder approval, and to the satisfaction of other conditions contained in the Merger Agreement, is expected to take place in the first half of 1999. If the Merger is completed, each share of USSB stock will be converted, subject to certain limitations, into either (i) a fraction of a share of Class H Common Stock of GM equal to the exchange ratio provided in the Merger Agreement or (ii) cash equal to that exchange ratio multiplied by the 20-day volume-weighted average price of the GM Class H Common Stock (the "Merger Consideration"). The Merger Consideration is dependent upon the GM Class H common stock price and will not exceed $18.00 per share.

     OVERVIEW

     The Company provides subscription television programming via a high-power direct broadcast satellite ("DBS") to households throughout the continental United States. The Company broadcasts a high quality digital television signal using a digital satellite system ("DIRECTV/USSB system"). The Company's programming is available to customers who have a DIRECTV/USSB system, which consists of an 18-inch satellite dish, a receiver/decoder and a remote control. At December 31, 1998, approximately 4.32 million households were authorized to receive programming services using the DIRECTV/USSB system, up from 3.24 million at December 31, 1997. All of the Company's gross revenues and identifiable assets relate to the Company's activities in this industry.

     The Company commenced commercial operations in June 1994 and has not generated net earnings to date. Excluding special merger-related charges, the Company achieved positive adjusted cash flow of $1.7 million (defined as earnings before interest, taxes, depreciation and amortization and the non-cash component of the Manufacturer Incentive program) in 1998. Management expects that losses will continue into 1999.

     To simplify the DIRECTV/USSB system offering at retail, the Company and DIRECTV integrated the basic channels carried by USSB into DIRECTV's programming line-up and the Company added two new commercial-free premium movie channels during the first quarter of 1998.

     SUMMARY OF SUBSCRIBER AND REVENUE DATA

     Management measures the Company's performance by two key measures: subscriber base and revenues.

     The number of USSB paying subscribers grew to approximately 2,028,000 at December 31, 1998 from approximately 1,740,000 at December 31, 1997. Approximately 202,000 additional households were receiving a free promotional month of USSB programming as of December 31, 1998.

     In addition to tracking the absolute number of subscribers, management assesses the Company's penetration of its potential DIRECTV/USSB System market by comparing the number of USSB paying subscribers to the total number of households that have received the free promotional month of USSB programming ("convertible households"). Since the first month is free, the consumer's decision to purchase USSB programming is generally made by the consumer only after the free promotional month has been received. As a result, the category of

DIRECTV/USSB system households includes households receiving the free promotional month that have not yet made their subscription decision.

     The following summary table shows, as of the end of each period, USSB paying subscribers, USSB promotional activations, USSB convertible households and the percentage of convertible households served by the Company. The estimated number of DIRECTV/USSB households is also shown.

     SUBSCRIBER BASE:
     (In thousands)


                                                   Total USSB
                                                      Paying                         Percent of
                                                   Subscribers                          USSB
   For the          USSB             USSB              and              USSB         Convertible
   Quarter         Paying         Promotional      Promotional       Convertible     Households       Estimated
    Ended      Subscribers (a)  Activations (b)    Activations     Households (c)    Served (d)     Households (e)
    -----      -----------      -----------        -----------     ----------        ------         ----------
Dec. 31,
 1997               1,740              215            1,955             2,757            63%            3,238
March 31,
  1998              1,799              106            1,905             3,128            58%            3,467
June 30,
  1998              1,842              111            1,953             3,312            56%            3,667
Sept. 30,
  1998              1,929              150            2,079             3,522            55%            3,945
Dec. 31,
  1998              2,028              202            2,230             3,778            54%            4,324


(a)  USSB paying subscribers as of the end of such period.

(b) USSB household activations that were receiving a free promotional month of USSB programming as of the end of such period. These activations are not counted as USSB Convertible Households until they have completed the free promotional month.

(c) Total number of USSB household activations since July 1994 that have completed a free promotional month of USSB programming. The amounts shown reflect the elimination of certain DIRECTV/USSB system deactivations. See note (e).

(d) Total USSB Paying Subscribers as of the end of the period as a percent of USSB Convertible Households.

(e) Total estimated number of households with active DIRECTV/USSB system units which are authorized to receive either USSB or DIRECTV programming as of the end of the period. Estimate based on cumulative DIRECTV/USSB system activations, less: (i) cumulative DIRECTV/USSB deactivations, (ii) activations by dealers, manufacturing facilities, technical facilities and commercial locations known to the Company, and (iii) additional receivers in a single household, as of the end of such period. The Company makes periodic reconciliations to estimate the number of DIRECTV/USSB system households as accurately as possible.

     As of December 31, 1998, the Company achieved a penetration of convertible households of approximately 54%. Management believes that the reduction in the penetration percentage compared to previous quarters was affected by the closure of the Company's primary vendor of outbound telemarketing services without notice to the Company in November 1998, and by the announcement of the Merger, which created some consumer and retail confusion about the on-going need to subscribe to USSB services, as well as the remaining impact of the March 1998 change to an all-premium movie channel line-up.

     The Company's per subscriber and total revenues are shown below for the periods indicated. From time to time, the Company engages in certain promotional activities that include special rates for limited periods, which typically result in lower average per subscriber revenues for such promotional periods.

REVENUES:
(In thousands, except per subscriber data)


                                                                     For the Quarter Ended
                                                                     ---------------------
                                               Dec. 31          Sept. 30      June 30       March 31       Dec. 31
                                                1998              1998          1998          1998          1997
                                                ----              ----          ----          ----          ----
Average monthly subscription revenue
         per paying subscriber (a)             $23.58             $23.53        $23.60        $24.22         $24.66

Total revenues (b)                            $144,685           $136,567      $132,710      $136,839       $128,769



(a) Excludes pay-per-view event, commercial and TV GUIDE-TM- revenues.
(b) Includes pay-per-view event, commercial and TV GUIDE revenues.

     The Company's annual churn rate for the year ended December 31, 1998 was 38.2%, compared to 24.7% for the year ended December 31, 1997. Churn rate represents the number of the Company's paying customers who terminated their subscriptions or whose subscriptions were terminated by the Company during such twelve month period, and who did not resubscribe during that period, expressed as a percentage of the total number of paying subscribers at the end of such period. Management believes that churn on an annual basis was significantly affected by the March 1998 programming changes. However, by the fourth quarter, churn had returned to levels experienced prior to the programming changes. Certain of the Company's promotional efforts may attract a higher percentage of short-term subscribers, thus increasing the Company's churn rate from time to time.


     RESULTS OF OPERATIONS

     COMPARISON OF THE YEAR ENDED DECEMBER 31, 1998 TO 1997.

     REVENUE OVERVIEW. The Company's total revenues increased to $550.8 million for 1998 compared to $456.6 million for 1997. The revenue increase was primarily attributable to a larger subscriber base, offset by generally reduced subscription prices which were implemented March 10, 1998.

     REVENUES. The Company derives its revenues principally from monthly fees from subscribers for television programming. Revenues are primarily a function of the number of subscribers, the mix of programming packages selected by customers and the rates charged. The increase in revenues for the year ended December 31, 1998 compared to 1997 was primarily attributable to the increase in the number of paying subscribers to approximately 2,028,000 at December 31, 1998, up from approximately 1,740,000 at December 31, 1997, offset by a reduction in the average revenue per subscriber. The larger subscriber base increased revenues by approximately $116.8 million, and the reduction in the average revenue per subscriber decreased revenues by approximately $23.3 million.

     Pay-per-view revenues are included in the Company's total revenue. The revenues from such events are highly dependent on the type and number of pay-per-view events offered, which are expected to vary.

     COST OF SALES. Cost of sales consists of payments to programmers and the purchase of rights to broadcast event programming on a pay-per-view basis. The cost of programming increased to $327.7 million for the year ended December 31, 1998, compared to $292.9 million for the comparable period in 1997. The increase in the cost of programming was primarily the result of an increased number of subscribers from 1997. The Company's gross margin percentage increased to 40.5% for the year ended December 31, 1998 compared to 35.9% for the comparable period in 1997. The increase reflects the higher margins associated with the Company's all-premium movie channel line-up, as well as the achievement of certain volume-based discounts in programming costs. Generally, the gross margin percentage will vary based on the mix of programming packages taken by subscribers, the pay-per-view events, and the extent to which volume-based discounts from the Company's programming providers are realized.

     OPERATING EXPENSE OVERVIEW. Total operating expenses increased to $283.8 million for the year ended December 31, 1998, compared to $255.8 million for the comparable period in 1997. Excluding the special charges for early cancellation of contracts required by the Merger Agreement totaling $22.1 million, the total expenses increased $5.9 million, or 2.3%, from 1997. This increase was primarily attributable to the cost of providing the Company's services to a growing subscriber base, offset by reductions in the Manufacturer Incentive program expense.

     SELLING AND MARKETING. Selling and marketing costs include promotional and advertising costs, the costs of direct marketing and customer service and amounts expended pursuant to joint marketing efforts with other DIRECTV/USSB system participants. Selling and marketing expenses increased to $115.0 million for the year ended December 31, 1998 compared to $99.4 million for the comparable period in 1997. This increase was primarily attributable to increased customer service and on-going marketing expenditures associated with the growth of the Company's subscriber base which, together, totaled approximately $22.2 million, offset by a reduction in advertising expenditures of approximately $8.8 million. Expenses associated with the Company's telemarketing and direct mail marketing programs, which are directed at purchasers of DIRECTV/USSB Systems who activate with the Company, have increased as the number of such system activations has increased and as a result of increased costs under the Company's arrangements with its third-party customer service provider.

     MANUFACTURER INCENTIVE PROGRAM. Manufacturer Incentive program expense relates to financial incentive arrangements with certain manufacturers of DIRECTV/USSB System equipment. These arrangements have had the effect of contributing to certain DIRECTV/USSB System manufacturers lowering the price of systems. Such arrangements commit the Company to pay the manufacturers over a five-year period from the date new DIRECTV/USSB system households are authorized to receive programming. The entire expense and liability for such future commitments are established and recorded upon activation of the related DIRECTV/USSB system. Manufacturer Incentive program expenses totaled $44.8 million for the year ended December 31, 1998, compared to $66.7 million for the comparable period in 1997. The decrease in the Manufacturer Incentive program expense resulted primarily from lower rates with one manufacturer and a temporary reduction of costs with another manufacturer in accordance with the arrangement with such manufacturer. The Company expects the total expenses under the Manufacturer Incentive program to continue to be a significant component of the Company's operating expenses and cash flows.

     GENERAL AND ADMINISTRATIVE. General and administrative costs include in-orbit and general insurance costs, billing and remittance processing, staff functions such as finance and information services, and various administrative services provided by HBI. General and administrative expenses increased to $57.6 million for the year ended December 31, 1998, compared to $46.9 million for the comparable period in 1997. The increase was primarily attributable to increased billing and remittance processing costs of approximately $5.0 million resulting from the growth of the Company's subscriber base, and increased costs for certain other services under the Company's arrangements with its third-party subscriber management services provider of approximately $2.7 million.

     COMMISSIONS TO RETAILERS. Commissions to retailers consist of amounts paid by the Company to eligible DIRECTV/USSB system retailers whose customers become paying subscribers, and are intended to encourage retailers to promote the sale of DIRECTV/USSB systems and subscriptions to USSB programming. These expenses generally run for three years at decreasing rates for each subscriber year. Commissions to retailers were $13.2 million for the year ended December 31, 1998, compared to $14.5 million in the comparable period in 1997. The decrease in commission expense was primarily due to higher customer churn in 1998.

     ENGINEERING AND OPERATIONS. Engineering and operations expenses include the operation of the National Broadcast Center and the Auxiliary Broadcast Center, fees charged in connection with the operation of the conditional access system (which fees increase as subscriber levels increase) and satellite telemetry, tracking and control expenses. Engineering and operations expenses were $13.8 million for the year ended December 31, 1998, compared to $9.8 million for the comparable period ended 1997, which included a positive adjustment of $2.6 million to the previously recorded expense of a security card changeout program. In 1999, the Company may incur additional expenses in connection with its periodic upgrade to the security feature of the conditional access system.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses relate mainly to the Company's five-sixteenths ownership of DBS-1 and transmission equipment located both at the Company's National Broadcast Center and its Auxiliary Broadcast Center. Depreciation and amortization was $17.3 million for the year ended December 31, 1998, compared to $18.4 million for the comparable period in 1997.

     EARLY CANCELLATION OF CONTRACTS. As required by the Merger Agreement, the Company has canceled contracts with Lockheed Martin and Convergys Information Management Group Inc. In connection with the cancellation of these contracts, the Company has recorded a special one-time charge in the fourth quarter of 1998 of $20.7 million. This charge represents the total amount of the charge associated with such contract cancellations. The fourth quarter charge includes non-cash write-offs of satellite deposits of $7.6 million and development costs for subscriber management and billing systems of $1.3 million. The remainder of the fourth quarter charge consists of net contract termination fees, which were paid in January 1999. The charge of $22.1 million included in the statement of operations for the year ended December 31, 1998 also includes a write-off of satellite deposits of $1.43 million recorded in June 1998.

     NET LOSS. The Company recorded a net loss for the year ended December 31, 1998 of $56.6 million or $.63 per share, compared to a net loss of $87.3 million or $.97 per share, for 1997.


     COMPARISON OF THE YEAR ENDED DECEMBER 31, 1997 AND 1996.

     REVENUE OVERVIEW. The Company's total revenues increased to $456.6 million for 1997, compared to $292.6 million for 1996. The revenue increase from year to year was primarily attributable to a larger subscriber base.

     REVENUES. The increase in revenues for the year ended December 31, 1997 compared to 1996 was primarily attributable to the increase in the number of paying subscribers to approximately 1,740,000 at December 31, 1997, up from approximately 1,220,000 at December 31, 1996, offset by a reduction in average revenue per subscriber. The increase in the subscriber base increased revenue by approximately $163.0 million, and the reduction in average revenue per subscriber decreased revenue by approximately $6.0 million.


     COST OF SALES. The cost of programming increased to $292.9 million for the year ended December 31, 1997, compared to $193.4 million for 1996. The increase in cost of programming for these periods was primarily the result of an increased number of subscribers. The Company's gross margin percentage increased to 35.9% for the year ended December 31, 1997 compared to 33.9% for the comparable period in 1996. Programming costs as a percent of programming revenues will vary based on the mix of programming packages taken by subscribers, the number and type of pay-per-view events, and the extent to which volume-based discounts from the Company's programming providers are realized.

     OPERATING EXPENSE OVERVIEW. Total operating expenses increased to $255.8 million for 1997, compared to $198.3 million for 1996. The increase was primarily attributable to the cost of providing the Company's services to a growing subscriber base, including increased marketing, customer service, security and encryption fees. The Manufacturer Incentive program also contributed to the increase.

     SELLING AND MARKETING. Selling and marketing expenses were $99.4 million for the year ended December 31, 1997, compared to $102.7 million for 1996. The decrease was primarily attributable to reduced advertising and marketing expenditures of approximately $14.2 million, offset partially by increased customer service expenditures of approximately $9.0 million associated with the growth of the Company's subscriber base.

     MANUFACTURER INCENTIVE PROGRAM. Manufacturer Incentive program expenses totaled $66.7 million for the year ended December 31, 1997, compared to $18.4 million for 1996. The Company began incurring expenses under the Manufacturer Incentive program in August 1996.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $46.9 million for 1997, compared to $32.0 million for 1996. The increase was primarily attributable to increased billing and remittance processing costs of approximately $4.0 million and increased bad debt expense of approximately $6.1 million, both resulting from the approximately 60% growth of the Company's subscriber base.

     COMMISSIONS TO RETAILERS. Commissions to retailers increased to $14.5 million for 1997, compared to $13.9 million for 1996. The increase reflected greater numbers of USSB subscribers, offset by the effect of lower per-subscriber commission rates over the lifetime of a subscriber.

     ENGINEERING AND OPERATIONS. Engineering and operations expenses were $9.8 million for 1997, compared to $11.6 million for 1996. Such expenses were higher during 1996 because the Company incurred significant costs in connection with an upgrade to the conditional access system of approximately $4.2 million.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization was $18.4 million for 1997, compared to $19.7 million for 1996.

     NET OPERATING LOSS. The Company recorded a net operating loss for 1997 of $92.1 million, compared to a net operating loss of $99.1 million for 1996.

     INTEREST EXPENSE. The Company incurred no interest expense for 1997, compared to $2.3 million for 1996. The change in interest expense reflects changes in the amount and duration of the Company's borrowings during these periods.

     INTEREST INCOME. Interest income for 1997 was $4.9 million, compared to $6.2 million for 1996. Interest income in 1996 included the investment of the proceeds of the public offering of the Company's Class A Common Stock, which closed on February 6, 1996.

NET LOSS. The Company recorded a net loss for 1997 of $87.3 million, or $.97 per share compared to $105.0 million, or $1.17 per share for 1996.

     FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

     LIQUIDITY AND CAPITAL RESOURCES. Cash and cash equivalents decreased to $66.3 million at December 31, 1998 from $68.6 million and $86.5 million at December 31, 1997 and 1996, respectively. The decrease in cash at December 31, 1998 from prior years primarily reflects the net operating results of the Company.

     The Company's cash flow from operations is primarily impacted by the net loss, depreciation and amortization, and the non-cash component of the Manufacturer Incentive program. In addition, cash and cash equivalents may fluctuate based upon subscriber growth and the timing of annual subscription renewals. Management believes that the Company's current cash position and cash generated from operations is adequate to meet anticipated operating expenses.

     As a result of the pending merger with Hughes, the Company has terminated its contracts requiring material capital expenditures, and had no material commitments for capital expenditures as of December 31, 1998. The Company does not expect to incur significant future capital expenditures. In connection with the Merger Agreement, the Company and Hughes have entered into a Replacement Payload Option Agreement which clarifies USSB's right to transponder capacity on a replacement satellite if the Merger Agreement is terminated due to the failure of the transponders on DBS-1. The Replacement Payload Option Agreement provides that USSB may elect to purchase five transponders at a fixed price of $90.0 million on DIRECTV 1-R, a satellite under construction by Hughes. In the event the merger is not consummated because of the failure of DBS-1, the Company would
require external financing for such satellite capacity.   The Company believes
that such financing would be available.

     WORKING CAPITAL. Working capital at December 31, 1998 was a negative $34.5 million compared to a negative $8.3 million at December 31, 1997. This change resulted primarily from the Company's net loss in 1998, the increase in the current portion of the Manufacturer Incentive program obligation, and the payable resulting from the early cancellation of contracts required by the Merger Agreement. Management expects that working capital will remain negative through 1999 as the current portion of the Manufacturer Incentive program obligation increases. The Company's working capital at December 31, 1996 was $31.1 million, which reflected the proceeds of the public offering of the Company's Class A Common Stock in February 1996.

     LITIGATION. Personalized Media Communications, L.L.C. ("PMC") has commenced two legal proceedings against Hughes Network Systems, Thomson Consumer Electronics and other DIRECTV/USSB System manufacturers, DIRECTV, Inc., and the Company.

     IPPV Enterprises, a Georgia partnership, has commenced a legal proceeding against Thomson Consumer Electronics, Hughes Network Systems, other DIRECTV/USSB System manufacturers, DIRECTV, Inc., and the Company.

     WIC Premium Television, Ltd., an Edmonton, Alberta, Canada corporation, ("WIC") initiated two separate legal proceedings in the Federal Court of Canada Trial Division and in the Judicial District of Edmonton against numerous retailers, programming providers, and programming distributors, including the Company.

     The ultimate outcome of these matters and the resulting effect on the liquidity and financial position of the Company cannot be determined with certainty. The "Legal Proceedings" section of this Item 5 contains additional information on these matters.

     CAPITAL EXPENDITURES. Capital expenditures for the year ended December 31, 1998 totaled $12.7 million, consisting primarily of satellite deposits and purchased computer hardware and software.

     NET OPERATING LOSS CARRYFORWARD. At December 31, 1998, the Company's net operating loss carryforward was $344.3 million for federal tax purposes. Such carryforwards expire in the years 2000 through 2014.

     YEAR 2000

     The Company has analyzed Year 2000 compliance issues related to its computer systems and technologies associated with delivering programming. Based on its current assessment, management believes that Year 2000 compliance will not pose significant operational issues. The Company is executing an implementation plan whereby all systems critical to managing the business will be made Year 2000 compliant. The implementation plan includes assessing and evaluating compliance and criticality of the various computer systems, executing resolution strategies, and testing and certification of the resolution efforts. Most of the Company's internal computer systems and applications and programming technologies were developed during the past several years and are substantially Year 2000 compliant. In addition, the Company is working with its other key vendors and suppliers, including its programming providers and current customer service and billing vendor, to assure that the vendors' systems will be Year 2000 compliant. The Company has been informed in writing by its current customer service and billing vendor that such vendor expects to be substantially Year 2000 compliant by July 1999, and the Company believes that all its key vendors will be Year 2000 Compliant, and expects to receive written assurance from such vendors.

     If the pending Merger closes, Hughes, as the surviving corporation, will acquire all of the assets and vendor contracts of the Company.

     If the Merger does not close, the Company and DIRECTV have agreed that DIRECTV will provide USSB with billing and subscriber management services commencing July 1, 1999. The Company has been informed in writing by DIRECTV that DIRECTV expects its billing and customer management system to be substantially Year 2000 compliant by June 1999.

     In the event the Merger is not completed, and DIRECTV is not Year 2000 compliant, the Company would continue to use its current customer service and billing vendor to provide customer service and billing services at an increased cost. The Company believes the worst case scenario would occur if both its current billing and customer service provider and DIRECTV failed to become Year 2000 compliant. Under these circumstances, the Company's operations and its ability to provide customer service and billing would be materially adversely affected.

     The Company has begun to incur expenses related to the analysis and implementation of Year 2000 resolution. The cost of all Year 2000 renovation has been expensed in accordance with the Company's financial policies. The Company's current and expected costs relating to Year 2000 issues are not material to its results of operations.

     SEASONALITY

Sales of DIRECTV/USSB System units are subject to seasonal sales patterns experienced by the consumer electronics industry. As the Company's subscriber base has increased, it does not appear that seasonality has had a material effect on the Company's revenues to date, although seasonality may affect the rate of subscriber growth and levels of prepaid subscriptions in any given quarter.

     RISK FACTORS

The Company is preparing to close the Merger at the earliest practicable time and has commenced steps to integrate its business into DIRECTV's. So long as the Company continues to operate on a stand-alone basis, or if the Merger is not completed, there are certain important factors that could cause actual results to differ materially from those anticipated by the statements made in this Report on Form 8-K. Such factors include the uncertain level of ultimate demand for the DIRECTV/USSB System and USSB's programming, the effects of changes in USSB's and DIRECTV's programming offerings, USSB's continuing ability to offer competitive programming, and the competitive disadvantage of not closing the announced Merger.

     In addition, competitive issues, including changes by other DBS competitors to their product offerings and pricing strategies, and the effect of digital cable programming and digital broadcast television service, which may be used for multichannel programming or high definition television (HDTV) and the entry of new competitors into video programming, such as electric utilities and regional operating telephone companies, could adversely affect the Company. The Company anticipates that other DBS satellites will be launched at the 110 DEG. west longitude and other orbital locations, thereby increasing the competition in the satellite broadcasting market.

     All of the Company's programming is carried on a single satellite, DBS-1, which the Company co-owns with DIRECTV. In connection with the execution of the Merger Agreement, DIRECTV and the Company entered into a Channel Services Provision Agreement which provides that, subject to the terms of that Agreement, DIRECTV will provide to USSB, on a full time basis, channel capacity and related services on two other satellites owned by Hughes at the 101 DEG. orbital location sufficient to transmit and deliver a limited number of premium movie services to USSB subscribers. Not all of the channels currently carried by the Company could be carried under this arrangement.

     The Company is also subject to the effects of, and costs associated with, litigation involving the technology and the intellectual property associated with the DIRECTV/USSB System. DIRECTV has initiated the use of the mark "DIRECTV System" to identify the DIRECTV/USSB system in lieu of the formerly-used "DSS" mark. If the Merger is not completed, such use could adversely affect the Company.

     The Company is also dependent on third-party programmers, and on vendors, including those providing customer service and billing services. If the Merger is not completed, DIRECTV has agreed in the Merger Agreement to provide billing and customer management systems to the Company commencing on the later of July 1, 1999 or upon termination of the Merger Agreement. The Company has terminated its contract for subscriber management services with Convergys Information Management Group Inc. as required by the Merger Agreement, and the Company will be dependent upon DIRECTV to provide such services if the Merger is not completed. The Company is also dependent upon the continued effectiveness of the security and signal encryption features of the DIRECTV/USSB System.

     Such factors as increases in costs, including programming costs, in excess of those anticipated by the Company; sufficient availability of DIRECTV/USSB systems at retail; potential adverse governmental regulations and actions; and overall economic conditions may also adversely affect the Company. The Telecommunications Act of 1996 significantly deregulated the telecommunications industry. The effect of such deregulation on the Company's business, results of operations and financial condition cannot be predicted. See Part I, Item I, "Business - Competition" of the Company's Report on Form 10-K for the Transition Period ended December 31, 1997 for a further discussion of certain of these risks.

LEGAL PROCEEDINGS

     The Company is exposed to litigation encountered in the normal course of business. In the opinion of management, the resolution of such litigation matters of which the Company is aware will not have a material adverse effect on the Company's financial position, results of operations or cash flows. In addition, the Company is a party to the following actions:

     IN THE MATTER OF CERTAIN DIGITAL SATELLITE SYSTEM (DSS) RECEIVERS AND COMPONENTS THEREOF, United States International Trade Commission, Investigation No. 337-TA-392; and PERSONALIZED MEDIA COMMUNICATIONS, L.L.C. V. THOMSON CONSUMER ELECTRONICS, ET AL., United States District Court, Northern District of California, Case No. C-96 20957.

     In November 1996, Personalized Media Communications, L.L.C. ("PMC") initiated a legal proceeding before the United States International Trade Commission ("ITC") and a separate proceeding in the United States District Court for the Northern District of California against DIRECTV/USSB system developers, manufacturers and programmers, including, among others, Hughes Network Systems, Thomson Consumer Electronics and other DIRECTV/USSB system manufacturers, DIRECTV, Inc., and the Company.

     In the ITC action, PMC alleges that Hughes Network Systems, Thomson Consumer Electronics and other DIRECTV/USSB system manufacturers have infringed, and that DIRECTV, Inc. and the Company have contributed to and/or induced the infringement of, a patent owned by PMC and requests the ITC to (i) bar the importing, marketing, promoting, distributing, or sale of imported infringing DIRECTV/USSB system receivers in the United States which are covered by PMC's patent and (ii) prohibit DIRECTV, Inc. and the Company from broadcasting television programming to any imported infringing DIRECTV/USSB system receiver. A trial of the ITC proceeding before an administrative law judge was conducted in July 1997, and an initial determination by the administrative law judge was rendered in October 1997 ruling against PMC's claims on all material issues.

     On December 4, 1997, the ITC determined not to review the Administrative Law Judge's determination. On January 8, 1998, PMC filed a Petition to Review this decision of the ITC in the Court of Appeals for the Federal Circuit. The Court of Appeals for the Federal Circuit issued an opinion on November 24, 1998
(i) reversing the finding of the ITC that the claims in suit were invalid for indefiniteness, (ii) vacating the finding of the ITC that claim 7 was infringed and remanding that issue to the ITC for further consideration, (iii) affirming the ruling of the ITC that claim 6 was not infringed, and (iv) declining to review the holding of the ITC that claim 44 was likewise not infringed. The Company, DIRECTV and the manufacturers filed a Petition for Rehearing and Suggestion for Rehearing IN BANC on January 8, 1999.

     In the second action, PMC filed a complaint in the United States District Court for the Northern District of California alleging, among other things, that USSB and DIRECTV directly infringe at least one claim of each of three patents. PMC also alleges that USSB and DIRECTV have contributed to and induced the infringement of two of said patents by the other respondents. PMC has alleged that the Company's infringement of the said patents is willful. PMC has requested an award of damages, that such damages be trebled, that the Company and the other respondents be enjoined from further infringement of said patents, and award of its attorneys' fees.

     The Company denies that it has engaged in any acts of infringement, either directly or indirectly as alleged in PMC's complaint. Pursuant to a stipulated motion to stay the district court action pending the resolution of the ITC investigation , the district court entered an order to that effect.

     IPPV ENTERPRISES V. THOMSON CONSUMER ELECTRONICS, INC., HUGHES NETWORK SYSTEMS, SONY CORPORATION OF AMERICA, HITACHI HOME ELECTRONICS (AMERICA), INC., UNIDEN AMERICA CORPORATION, DIRECTV, INC., AND UNITED STATES SATELLITE BROADCASTING COMPANY, INC., United States District Court, District of Delaware, Case No. 97-288.

     In June 1997, IPPV Enterprises, a Georgia partnership ("IPPV"), initiated a legal proceeding in the United States District Court for the District of Delaware against digital satellite system developers, manufacturers, including, among others, Hughes Network Systems, Thomson Consumer Electronics and other DIRECTV/USSB system manufacturers, DIRECTV, Inc., and the Company.

     IPPV alleges that the defendants, including DIRECTV, Inc. and the Company, have infringed five IPPV patents relating to parental control, pay-per-view and other features used in the DIRECTV/USSB system. IPPV has requested the court to award IPPV damages, and to treble such damages. Four of the five IPPV patents in the suit have expired and the fifth will expire in 2002.

     The Company has denied all material allegations in the complaint. While it is not possible to estimate the probable outcome of this proceeding at this time the Company intends to vigorously defend the action.

     WIC PREMIUM TELEVISION LTD. V. GENERAL INSTRUMENT CORPORATION, NEXT LEVEL SYSTEMS, INC., NEXT LEVEL SYSTEMS OF DELAWARE, INC., ET AL., SHOWTIME NETWORKS, INC., ET AL., RETAIL SALES AND MARKETING, INC.,.,, HOME BOX OFFICE, INC., WARNER COMMUNICATIONS, INC., JOHN DOE, ECHOSTAR COMMUNICATIONS CORPORATION, DISH LTD., ECHOSPHERE CORPORATION, UNITED STATES SATELLITE BROADCASTING COMPANY, INC., CORMAN PARK SATELLITE LTD., WARREN SUPPLY COMPANY, PROGRAMMERS CLEARING HOUSE, INC., RALPH WARREN, RONALD WARREN, RALPH WARREN AND RONALD WARREN CARRYING ON BUSINESS AS "PROGRAMMERS CLEARING HOUSE," AND AS "WARREN ACTIVATIONS," AND AS "WARREN RADIO & TELEVISION," AND AS "ENTERTAINMENT DIRECT," WARREN SUPPLY COMPANY CARRYING ON BUSINESS AS "BUILDERS EXPRESS," 4-12 ELECTRONICS CORPORATION, FREEDOM SATELLITE CORPORATION, CHRISTOPHER NELSON PERSONALLY AND CARRYING ON BUSINESS AS "SKYLIGHT HOME SATELLITE THEATER," CHRISTIAN NELSON, SHELDON NELSON AND VIACOM ENTERPRISES CANADA LIMITED, ET AL., in the Federal Court of Canada Trial Division, Court File No. T-1538-98 and in Judicial District of Edmonton, Court File No. 970316746-1998.

     In September 1998, WIC Premium Television Ltd. of Edmonton, Alberta, Canada ("WIC") served on USSB, among others, a statement of claim issued by the Federal Court of Canada. WIC alleges that USSB breached Canadian law by participating in the broadcast and illegal reception of its services by customers located in Canada. WIC seeks injunctive relief prohibiting such action by USSB.

     In October 1998, WIC commenced a similar action against USSB in Alberta's Court of Queen's Bench. WIC alleges that USSB breached Canadian law by participating in the broadcast and illegal reception of its services by customers located in Canada. This action seeks injunctive relief and damages.

     The Company has not yet defended either complaint and is challenging the personal jurisdiction of the Canadian Courts over the Company. While it is not possible to estimate the probable outcome of these proceedings at this time, the Company intends to vigorously defend the actions.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.


(c)      EXHIBITS.

         99.1   Selected Financial Data

         99.2 Consolidated Financial Statements and Report of Independent Public Accountants

                                SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                UNITED STATES SATELLITE
                                                BROADCASTING COMPANY, INC.


Date  February 18, 1999                         By /s/ Stanley E. Hubbard
                                                   ----------------------------
                                                   Stanley E. Hubbard
                                                   Its President and CEO

                                 EXHIBIT INDEX

         99.1   Selected Financial Data

         99.2 Consolidated Financial Statements and Report of Independent Public Accountants